Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 17, 2006, (which expresses an unqualified opinion and includes explanatory paragraphs relating to the convenience translation of New Taiwan Dollar amounts into U.S. dollar amounts) relating to the financial statements of Chunghwa Telecom Co., Ltd. appearing in the Annual Report on Form 20-F of Chunghwa Telecom Co., Ltd for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Deloitte & Touche

Taipei, Taiwan

The Republic of China

September 22, 2006